EXHIBIT 99.5
Board of Directors
Nippon Mining Holdings, Inc.
10-1, Toranomon 2-chome
Minato-ku, Tokyo 105-0001, Japan
December 28th, 2009
Members of the Board of Directors:
     We hereby consent (1) to the inclusion of our opinion letter, dated October 30, 2009, to the Board of Directors of Nippon Mining Holdings, Inc. (“Nippon Mining”) as Appendix F to the Prospectus that forms a part of the Registration Statement on Form F-4 relating to the proposed joint share transfer pursuant to which Nippon Mining and Nippon Oil Corporation (“Nippon Oil”) will jointly establish JX Holdings as a parent company that owns one hundred percent of each of Nippon Mining and Nippon Oil, and (2) to the references to such opinion and to our name in such Prospectus in the sections entitled “Risk Factors — Risks Related to the Joint Share Transfer”, “The Joint Share Transfer — Background of the Joint Share Transfer”, “ — Determination of the Nippon Mining Board of Directors” and “ — Opinions of Nippon Mining’s Financial Advisors — BofA Merrill Lynch”. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Merrill Lynch Japan Securities Co., Ltd. /s/ Merrill Lynch Japan Securities Co., Ltd.